Exhibit (h)(11)
OFS CREDIT COMPANY, INC.
Common Stock (Par Value $0.001 Per Share)
AMENDMENT NO. 6 TO
EQUITY DISTRIBUTION AGREEMENT
This Amendment No. 6, dated June 12, 2024 (the “Amendment”), is to the Equity Distribution Agreement, dated January 24, 2020, by and among OFS Credit Company, Inc., a Delaware corporation (the “Company”), OFS Capital Management, LLC, a Delaware limited liability company (the “Advisor”), and OFS Capital Services, LLC, a Delaware limited liability company (the “Administrator” and, together with the Company and the Advisor, the “OFS Entities”), on the one hand, and Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) on the other hand, as amended by Amendment No. 1 thereto, dated March 16, 2021, Amendment No. 2 thereto, dated April 22, 2021, Amendment No. 3 thereto, dated June 8, 2021, Amendment No. 4 thereto, dated December 7, 2021, and Amendment No. 5 thereto, dated August 15, 2023 (the “Equity Distribution Agreement”).
WHEREAS, the OFS Entities and the Placement Agent have entered into the Equity Distribution Agreement pursuant to which from time to time during the term of the Equity Distribution Agreement, on the terms and subject to the conditions set forth therein, the Company may issue and sell through the Placement Agent, acting as agent and/or principal, shares of the Company’s common stock, $0.001 par value per share (the “Shares”), having an aggregate offering price of up to $130,000,000; and
WHEREAS, the OFS Entities and the Placement Agent desire to amend the Equity Distribution Agreement to (i) add Lucid Capital Markets LLC as an additional placement agent (together, with the Placement Agent, the “Placement Agents”) and (ii) increase the aggregate offering price of the Shares that the Company may issue and sell through the Placement Agents, acting as agent and/or principal, from $130,000,000 to $150,000,000 (which amount shall include all of the Shares previously sold pursuant to the Equity Distribution Agreement to date), in each case effective on the date hereof.
NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:
1.Amendment of Preamble. The first sentence of the first paragraph of the preamble to the Equity Distribution Agreement is replaced in its entirety with the following:
OFS Credit Company, Inc., a Delaware corporation (the “Company”), OFS Capital Management, LLC, a Delaware limited liability company (the “Advisor”), and OFS Capital Services, LLC, a Delaware limited liability company (the “Administrator” and, together with the Company and the Advisor, the “OFS Entities”), confirm their respective agreements (this “Agreement”) with and the appointment of Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets LLC to act as placement agents (each a “Placement Agent” and collectively, the “Placement Agents”) in connection with the proposed issuance and sale of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) from time to time during the term of this Agreement having an aggregate offering price of up to $150,000,000 (the “Maximum Amount”).
2.Amendment of Section 1. Section 1 of the Equity Distribution Agreement is amended and restated as follows:
SECTION 1. Placements.
Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify a Placement Agent (the “Designated Agent”) by e-mail (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales shall not be made (which minimum price shall not be less than the Company’s then current net asset value per share) (a “Placement Notice”), a form of which is attached hereto as Exhibit A. The Placement Notice shall originate from any of the individuals from the Company set forth on Exhibit B (with a copy to each of the other individuals from the Company listed on such schedule), and shall be directed to one of the individuals from the Designated Agent set forth on Exhibit B, as such Exhibit B may be amended from time to time (with a copy to each of the other individuals from the Designated Agent listed on such schedule).
If the Designated Agent wishes to accept such proposed terms included in the Placement Notice (which it may decline to do for any reason in its sole discretion) or, following discussion with the Company, wishes to accept amended terms, the Designated Agent will, prior to 4:30 p.m. (New York City Time) on the Trading Day following the Trading Day on which such Placement Notice is delivered to the Designated Agent, issue to the Company a notice by email (or other method mutually agreed to in writing by the parties) addressed to all of the individuals from the Company and the Designated Agent set forth on Exhibit B) setting forth the terms that the Designated Agent is willing to accept. Where the terms provided in the Placement Notice are amended as provided for in the immediately preceding sentence, such terms will not be binding on the Company or the Designated Agent until the Company delivers to the Designated Agent an acceptance by email (or other method mutually agreed to in writing by the parties) of all of the terms of such Placement Notice, as amended (the “Acceptance”), which email shall be addressed to all of the individuals from the Company and the Designated Agent set forth on Exhibit B. The Placement Notice (as amended by the corresponding Acceptance, if applicable) shall be effective upon receipt by the Company of the Designated Agent’s acceptance of the terms of the Placement Notice or upon receipt by the Designated Agent of the Company’s Acceptance, as the case may be, unless and until (i) the entire amount of the Placement Securities has been sold, (ii) the term period during which sales are requested to be made, if any, specified in the Placement Notice has expired, (iii) the Company or the Designated Agent terminates the Placement Notice in accordance with Section 2 below, (iv) the Company issues a subsequent Placement Notice to the Designated Agent with parameters superseding those on the earlier dated Placement Notice, (v) this Agreement has been terminated under the provisions of Section 10 or (vi) the Company or the Designated Agent party shall have suspended the sale of the Placement Securities in accordance with Section 3 below. The amount of any commission, discount or other compensation to be paid by the Company to the Designated Agent in connection with the sale of the Placement Securities shall be calculated in accordance with the terms set forth in Exhibit C. It is expressly acknowledged and agreed that neither the Company nor any Designated Agent will have any obligation whatsoever with respect to a Placement or any Placement Securities unless and until the Company delivers a Placement Notice to such Designated Agent and either (i) the Designated Agent accepts the terms of such Placement Notice or (ii) where the terms of such Placement Notice are amended, the Company accepts such amended terms by means of an Acceptance pursuant to the terms set forth above, and then only upon the terms specified in the Placement Notice (as amended by the corresponding Acceptance, if applicable) and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice (as amended by the corresponding Acceptance, if applicable), the terms of the Placement Notice (as amended by the corresponding Acceptance, if applicable) will control. For the purposes hereof, “Business Day” means any day other than a Saturday, Sunday or a day on which The Nasdaq Capital Market is closed or on which commercial banks located in New York City are required or authorized by law to close.
3.Amendment of Section 2. Section 2 of the Equity Distribution Agreement is amended by replacing all references to the term “Placement Agent” with the term “Designated Agent.”
4.Amendment of Section 3. Section 3 of the Equity Distribution Agreement is amended and restated as follows:
SECTION 3. Suspension of Sales.
The Company or the Designated Agent with respect to a Placement may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Exhibit B, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Exhibit B), suspend or terminate any sale of the applicable Placement Securities; provided, however, that such suspension or termination shall not affect or impair either party’s obligations with respect to any Placement Securities sold hereunder in connection with such Placement prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 3 shall be effective against the other unless it is made to one of the individuals named on Exhibit B hereto, as such Exhibit may be amended from time to time.
5.Amendment of Section 7. Section 7(a)-(d) of the Equity Distribution Agreement is amended by replacing all references to the term “Placement Agent” with the term “Designated Agent.” Section 7 is further amended by adding the following Section 7(f) thereto:
(f) The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Placement Securities of the Company shall only be effected by or through only a single Designated Agent on any single given date, and in no event shall the Company request that more than one Placement Agent sell Securities on the same day; provided however that (i) the foregoing limitation shall not apply to (A) exercise of any option, warrant, right or any conversion privilege set forth in the instruction governing such securities and (B) sales solely to employees, directors or security holders of the Company or its subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such person and (ii) such limitation shall not apply (x) on any day during which no sales are made pursuant to this Agreement or (y) during a period in which the Company has notified the Placement Agents that it will not sell Common

Stock under this Agreement and (1) no Placement Notice is pending or (2) after a Placement Notice has been withdrawn.
6.Amendment of Section 8. Section 8 of the Equity Distribution Agreement is amended as follows:
a.Clause (iii) of such Section is replaced with the following text:
(iii) the qualification for the offering and the sale of Placement Shares under state laws that the Company and the Designated Agent have mutually agreed are appropriate and the determination of their eligibility for investment under state law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for the Designated Agent relating thereto and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Designated Agent and to soliciting dealers),
b.Clause (ix) of such Section is replaced with the following text:
(ix) the fees and expenses of counsel to the Placement Agents in an aggregate amount not to exceed $50,000 in connection with due diligence and the preparation of this Agreement and
7.Amendment of Section 9. Section 9(e) of the Equity Distribution Agreement is amended and restated as follows:
(e) Within five (5) Business Days of the Company filing with the Commission a Financial Metrics 424, the Company shall cause to be furnished to the Placement Agents a CFO Certificate certifying the information included in the Financial Metrics 424, in a form and substance satisfactory to the Placement Agent.
8.Amendment of Section 14. Section 14 of the Equity Distribution Agreement is amended and restated as follows:
SECTION 14. Notices.
Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing and:
(a)if to a Placement Agent, shall be sufficient in all respects if delivered to the Placement Agent at
(i)In the case of Ladenburg Thalmann & Co. Inc.: Ladenburg Thalmann & Co. Inc., 650 Fifth Avenue, 4th Floor, New York, New York 10019, Attention: Barry Steiner, with a copy to Dechert LLP, 1900 K Street NW, Washington DC 20006, Attention: Matthew J. Carter;
(ii)In the case of Lucid Capital Markets LLC: Lucid Capital Markets LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022, Attention: Steven Kaplan and Jeffery Caliva, with a copy to Dechert LLP, 1900 K Street NW, Washington DC 20006, Attention: Matthew J. Carter; and

(b)if to an OFS Entity, shall be sufficient in all respects if delivered to such OFS Entity at the offices of such OFS Entity at 10 S. Wacker Drive, Suite 2500, Chicago, Illinois 60606, Attention: Chief Executive Officer, with a copy to Eversheds Sutherland (US) LLP, 700 Sixth Street NW, Suite 700, Washington, DC 20001, Attention: Cynthia M. Krus.
9.Amendment to the Agreement. Except to the extent otherwise provided in this Amendment, the term “the Placement Agent” as used throughout the Agreement shall be replaced by the term “the Placement Agents”, “a Placement Agent”, “each Placement Agent” or “such Placement Agent” as the context so requires, and the term “Placement Agent’s” shall be replaced by the term “Placement Agents’.”
10.Amendments to the Exhibits and Schedules to the Agreement. Each of Exhibit A, Exhibit B, Exhibit C and Schedule 1 to the Agreement is replaced by the corresponding Exhibit or Schedule attached to this Amendment.
11.Waivers for Amendment; Consent; Certain Administrative Matters. Each of the OFS Entities and the Placement Agents by the execution of this Amendment, hereby consent to the amendments, modifications and supplements to the Equity Distribution Agreement contemplated herein. Each of the Placement Agents acknowledges and agrees that any written opinion required to be in form and substance satisfactory to it pursuant to Section 9 of the Agreement shall be deemed satisfactory if such opinion is substantially in the form of an opinion previously delivered pursuant to such Section.
12.No Other Amendments. Except for Amendment No. 1, dated March 16, 2021, Amendment No. 2, dated April 22, 2021, Amendment No. 3, dated June 8, 2021, Amendment No. 4, dated December 7, 2021, and Amendment No. 5, dated August 15, 2023, and as set forth above, no other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all Exhibits thereto, unaffected by this Amendment shall remain in full force and effect.
13.Governing Law; Headings. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.
14.Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Equity Distribution Agreement.
15.Counterparts and Electronic Signatures. This Amendment may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties. An electronic or facsimile signature shall constitute an original signature for all purposes.

[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the parties have caused this Amendment No. 6 to Equity Distribution Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

Very truly yours,

OFS CREDIT COMPANY, INC.

By:	/s/ Jeffrey A. Cerny
Name: Jeffrey A. Cerny
Title: Chief Financial Officer

OFS CAPITAL MANAGEMENT, LLC

By:	/s/ Jeffrey A. Cerny
Name: Jeffrey A. Cerny
Title: Senior Managing Director

OFS CAPITAL SERVICES, LLC

By:	/s/ Jeffrey A. Cerny
Name: Jeffrey A. Cerny
Title: Senior Managing Director

[Signature Page to Amendment No. 6 to Equity Distribution Agreement]

Accepted and agreed to as of the date first above written:

Ladenburg Thalmann & Co. Inc.

By:	/s/ Barry Steiner
Name: Barry Steiner
Title: Co-CEO

[Signature Page to Amendment No. 6 to Equity Distribution Agreement]

Accepted and agreed to as of the date first above written:

Lucid Capital Markets LLC.

By:	/s/ Jeffrey Caliva
Name: Jeffrey Caliva
Title: Managing Director

[Signature Page to Amendment No. 6 to Equity Distribution Agreement]

Exhibit A
Form of Placement Notice
From:    [                                         ]
To:    [                                         ]
Cc:    [                                         ]
Date:    [    ], 20[ ]

Ladies and Gentlemen:
Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement by and among OFS Credit Company, Inc. (the “Company”), OFS Capital Management, LLC and OFS Capital Services, LLC and Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets LLC (“Placement Agents”) dated January 24, 2020 (as amended, the “Agreement”), I hereby request on behalf of the Company that Placement Agent sell up to [] shares (the “Placement Securities”) of the Company’s common stock, par value $0.001 per share, at a minimum market price of $[] per share.
The time period during which sales are requested to be made shall be [ ].
No more than [ ] shares may be sold in any one trading day.
[ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS SPECIFIC DATES THE SHARES MAY NOT BE SOLD ON, THE MANNER IN WHICH SALES ARE TO BE MADE BY PLACEMENT AGENT, AND/OR THE CAPACITY IN WHICH PLACEMENT AGENT MAY ACT IN SELLING SHARES (AS PRINCIPAL, AGENT, OR BOTH)]
Sincerely,
[    ]

Exhibit B
Ladenburg Thalmann & Co. Inc.

Barry Steiner	bsteiner@ladenburg.com
Mike Gideon	mgideon@ladenburg.com
Eric Novotny	enovotny@ladenburg.com

Lucid Capital Markets LLC

Steven Kaplan	skaplan@lucidcm.com
Jeffrey Caliva	jcaliva@lucidcm.com
George Mangione	gmangione@lucidcm.com
William Clark	wclark@lucidcm.com
Ken Brush	kbrush@lucidcm.com

OFS Credit Company, Inc.

Bilal Rashid	brashid@ofsmanagement.com
Jeffrey A. Cerny	jcerny@ofsmanagement.com
Tod K. Reichert	treichert@ofsmanagement.com
Glen Ostrander	gostrander@ofsmanagement.com

Exhibit C
Compensation
The amount of any discount, commission or other compensation, exclusive of any expense reimbursement, to be paid by the Company to a Placement Agent shall be equal to the lesser of (i) 2.0% of the gross sales price per share from the sale of Placement Securities sold by such Placement Agent and (ii) the difference between the gross sale price per share from such sale of Placement Securities and the Company’s most recently determined net asset value per share, with respect to any Placement Securities sold through such Placement Agent under the Equity Distribution Agreement.

Schedule 1
1.Registration Statement on Form N-2 (File Nos. 333-277773 and 811-23299)